UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                INDIVIDUAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK ($.01 PAR VALUE PER SHARE)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   455912-10-5
                      -------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)



                                 1 of 7 pages
                            Exhibit Index on page 7

-------------------------                            ---------------------------
CUSIP No. 455912-10-5              13G               Page 2  of 7  Pages
-------------------------                            ---------------------------

--------- ----------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   KNIGHT-RIDDER, INC. (PARENT) (38-0723657)
--------- ----------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)  |_|
                                                             (b)  |X|
--------- ----------------------------------------------------------------------
     3    SEC USE ONLY
--------- ----------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                    A FLORIDA CORPORATION
--------- ----------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                         900,000 SHARES
      NUMBER OF
                       -------- ------------------------------------------------

       SHARES             6     SHARED VOTING POWER

    BENEFICIALLY       -------- ------------------------------------------------

      OWNED BY            7     SOLE DISPOSITIVE POWER

        EACH                             900,000 SHARES

      REPORTING        -------- ------------------------------------------------

       PERSON             8     SHARED DISPOSITIVE POWER

        WITH
--------- ----------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   900,000 SHARES
--------- ----------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   6.4%
--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

                   CO
--------- ----------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT.

-------------------------                            ---------------------------
CUSIP No. 455912-10-5              13G               Page 3  of 7  Pages
-------------------------                            ---------------------------

--------- ----------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   KNIGHT-RIDDER INFORMATION, INC. (WHOLLY OWNED SUBSIDIARY) (94-2735336)
--------- ----------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)  |_|
                                                             (b)  |X|
--------- ----------------------------------------------------------------------
     3    SEC USE ONLY
--------- ----------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                   A CALIFORNIA CORPORATION
--------- ----------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                         900,000 SHARES
      NUMBER OF
                       -------- ------------------------------------------------

       SHARES             6     SHARED VOTING POWER

    BENEFICIALLY       -------- ------------------------------------------------

      OWNED BY            7     SOLE DISPOSITIVE POWER

        EACH                             900,000 SHARES

      REPORTING        -------- ------------------------------------------------

       PERSON             8     SHARED DISPOSITIVE POWER

        WITH
--------- ----------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   900,000 SHARES
--------- ----------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ----------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   6.4%
--------- ----------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

                   CO
--------- ----------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1.
     (a) Name of Issuer


         Individual, Inc.


     (b) Address of Issuer's Principal Executive Offices


         8 New England Executive Park West
         Burlington, MA  01803



Item 2.
     (a) Name of Person Filing


         This Schedule 13G is filed on behalf of (i) Knight-Ridder Information, Inc., a California corporation, and (ii) Knight-Ridder, Inc., a Florida corporation and the direct, 100% parent of Knight-Ridder Information, Inc.


     (b) Address of Principal Business Office or, if none, Residence


         Knight-Ridder, Inc.                 Knight-Ridder Information, Inc.
         One Herald Plaza                    3460 Hillview Ave.
         Miami, FL  33132-1693               Palo Alto, CA  94304


     (c) Citizenship


         Knight-Ridder, Inc.                  Knight-Ridder Information, Inc.
         A Florida corporation                A California corporation


     (d) Title of Class of Securities


         Common Stock ($.01 par value)


     (e) CUSIP Number


         455912-10-5



Item 3. This statement is filed pursuant to Rule 13d-1(c), under the Securities Exchange Act of 1934, as amended. The interest reported was acquired from the issuer on September 13, 1993 prior to the issuer's initial public offering during 1996.

Item 4.  Ownership.

          (a) As of December 31, 1996, Knight-Ridder Information, Inc. was the direct beneficial owner of 900,000 shares (the "Shares") of
               Common Stock of Individual, Inc. and, by virtue of the relationship reported under Item 2(a) of this Schedule 13G, Knight-Ridder, Inc. may be deemed to be the owner of the Shares.

          (b) The Shares represent 6.4% of the 14,170,905 shares of Common Stock reported to be outstanding in Individual, Inc.'s report on Form 10-Q filed for the quarter ended September 30, 1996.


          (c) All shares are owned with sole power to vote and sole power to dispose.



Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.


Item 8.  Identification and Classification of Members of the Group.

         Not applicable.


Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10. Certification.


         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 19, 1997
                                         ---------------------------------------
                                                          Date


                                                /s/  CRISTINA L. MENDOZA
                                         ---------------------------------------
                                         CRISTINA L. MENDOZA
                                         VICE PRESIDENT AND GENERAL COUNSEL
                                         KNIGHT-RIDDER, INC.



                                                /s/  CRISTINA L. MENDOZA
                                         ---------------------------------------
                                         CRISTINA L. MENDOZA
                                         VICE PRESIDENT AND GENERAL COUNSEL
                                         KNIGHT-RIDDER INFORMATION, INC.

                                 Exhibit Index
                                 -------------

                          No exhibits filed herewith.